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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of VCampus Corporation for the registration of 5,344,066 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2003, except for Note 17, as to which the date is March 28, 2003, with respect to the consolidated financial statements and schedule of VCampus Corporation included in its Annual Report, as amended (Form 10-K/A), for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

McLean, Virginia
May 6, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS